Exhibit 2.1

AMENDMENT NO. 4 TO THE

INVESTMENT AND TRANSACTION AGREEMENT

This AMENDMENT NO. 4 (this “Amendment No. 4”), dated as of May 13, 2020, to that certain Investment and Transaction Agreement, dated as of March 13, 2019 (as subsequently amended by that certain Amendment No. 1, dated as of May 16, 2019, that certain Amendment No. 2, dated as of June 27, 2019, and that certain Amendment No. 3, dated as of October 3, 2019, and as may be further amended, supplemented or modified from time to time in accordance with the terms thereof, the “Investment Agreement”), by and among I.D. Systems, Inc., a Delaware corporation (the “Company”), PowerFleet, Inc., a Delaware corporation (“Parent”), and the investors set forth on Schedule I, annexed thereto, as such Schedule may be amended from time to time in accordance with the terms of the Investment Agreement. Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Investment Agreement.

WHEREAS, pursuant to the Investment Agreement, Parent issued convertible unsecured promissory notes in the aggregate principal amount of $5,000,000 (the “Original Notes”) to the Investors at the Closing;

WHEREAS, Parent and the Investors desire to amend and restate the Original Notes effective as of the date hereof (as so amended and restated, the “Restated Notes”); and

WHEREAS, in accordance with Section 12.02 of the Investment Agreement, the Parties desire to amend the Investment Agreement to reflect the terms and conditions of the Restated Notes.

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendments.

a. Section 5.05 of the Investment Agreement is hereby amended by deleting the last four sentences of said Section 5.05 in their entirety.

b. Section 7.05 of the Investment Agreement is hereby amended by deleting said Section 7.05 in its entirety and replacing said Section 7.05 with the following:

“7.05 Reservation of Common Stock and Series A Preferred Stock. Parent shall at all times reserve and keep available out of its authorized but unissued shares of Parent Common Stock, solely for the purpose of providing for the conversion of the Investment Shares, such number of shares of Parent Common Stock as shall from time to time equal the number of shares sufficient to permit the conversion of the Investment Shares issued pursuant to this Agreement. This covenant shall survive the Closing for so long as any Securities remain outstanding.”

c. Section 7.07 of the Investment Agreement is hereby amended by deleting the last two sentences of said Section 7.07 in their entirety.

d. The second and third sentences of Section 7.08 of the Investment Agreement are hereby amended by deleting the words “and the Note Underlying Shares.”

e. The first sentence of Section 12.10 of the Investment Agreement is hereby amended by replacing the words “Convertible Note” with the word “Note.”

f. Section 12.12(b) of the Investment Agreement is hereby amended by replacing the words “and the Convertible Notes” with the words “and the Notes.”

g. The definition of Investment Documents in Section 12.15 of the Investment Agreement is hereby amended by replacing the words “the Convertible Notes” with the words “the Notes.”

h. The definition of Securities in Section 12.15 of the Investment Agreement is hereby amended by deleting said definition of Securities in its entirety and replacing said definition of Securities with the following:

“‘Securities’ means the Investment Shares, the Conversion Shares and the Notes.”

i. The definition of Note Conversion Shares in Section 12.15 of the Investment Agreement is hereby deleted in its entirety.

j. The definition of Note Underlying Shares in Section 12.15 of the Investment Agreement is hereby deleted in its entirety.

k. The definition of Parent Stockholder Approval in Section 12.15 of the Investment Agreement is hereby deleted in its entirety.

l. Section 12.15 of the Investment Agreement is hereby amended by adding thereto (in alphabetical order) the following new definition:

“‘Notes’ means the Convertible Notes issued to the Investors at the Closing, in the aggregate principal amount of $5,000,000, as may be further amended, supplemented or modified from time to time in accordance with the terms thereof.”

2. No Third Party Rights. This Amendment No. 4 shall be for the sole benefit of the Parties and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any person or entity, other than the Parties and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

3. Counterparts; Effectiveness. This Amendment No. 4 may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment No. 4 shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Amendment No. 4 shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Amendment No. 4 (in counterparts or otherwise) by electronic mail transmission (including in portable document format (pdf) or otherwise) or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Amendment No. 4. This Amendment No. 4 shall only serve to amend and modify the Investment Agreement to the extent specifically provided herein. All terms, conditions, provisions and references of and to the Investment Agreement and the Disclosure Schedules which are not specifically modified, amended and/or waived herein shall remain in full force and effect and shall not be altered by any provisions herein contained. On or after the date of this Amendment No. 4, each reference in the Investment Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Investment Agreement shall mean and be a reference to the Investment Agreement as amended by this Amendment No. 4, and this Amendment No. 4 shall be deemed to be a part of the Investment Agreement. Notwithstanding the foregoing, references to the date of the Investment Agreement, as amended hereby, “the date hereof” and “the date of this Agreement” shall continue to refer to March 13, 2019, and references to the date of the Amendment No. 4 and “as of the date of the Amendment No. 4” shall refer to May 13, 2020.

4. Amendments; Waiver. No supplement, modification or amendment of this Amendment No. 4 will be binding unless made by written agreement executed by all of the Parties, and any such modification or amendment shall be binding on all Parties.

5. Governing Law. This Amendment No. 4 shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would result in the application of the law of any other jurisdiction.

6. Representations. Each of the Parties represents and warrants to the other that this Amendment No. 4 has been duly authorized by such Party by all necessary corporate/partnership/company action, as applicable, duly executed by such Party, and is enforceable against such Party in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned Parties have caused this Amendment No. 4 to be duly executed as of the day and year first above written.

I.D. SYSTEMS, INC.

By:	/s/ Ned Mavrommatis
Name:	Ned Mavrommatis
Title:	Chief Financial Officer

INVESTOR:

ABRY Senior Equity V, L.P.
Print name of entity

By:	/s/ John Hunt
Name:	John Hunt
Title:	Managing Partner

INVESTOR:

ABRY Senior Equity Co-Investment Fund V, L.P.
Print name of entity

By:	/s/ John Hunt
Name:	John Hunt
Title:	Managing Partner

INVESTOR:

ABRY INVESTMENT PARTNERSHIP, L.P.

By:	ABRY Investment GP, LLC
Its:	General Partner

By:	/s/ John Hunt
Name:	John Hunt
Title:	Managing Partner

Signature Page to Amendment No. 4 to the Investment and Transaction Agreement

POWERFLEET, INC.

By:	/s/ Ned Mavrommatis
Name:	Ned Mavrommatis
Title:	Chief Financial Officer

Signature Page to Amendment No. 4 to the Investment and Transaction Agreement